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                                                                 EXHIBIT 3.1(g)

            Certificate of Designations, Preferences and Rights
            of Series E Cumulative Convertible Preferred Stock,
                             without Par Value,
                                     of
                             Kemper Corporation

           Pursuant to Section 151(g) of the General Corporation
                        Law of the State of Delaware

     THE UNDERSIGNED, David B. Mathis, Chairman of the Board and Chief Executive Officer, and Kathleen A. Gallichio, General Counsel and Corporate Secretary, of KEMPER CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

     FIRST: That, pursuant to the authority conferred upon the Board of Directors in accordance with the provisions of Part I of Article Fourth of the Second Restated Certificate of Incorporation, as amended, of the Corporation, the Executive Committee of the Board of Directors of the Corporation, on April 22, 1993 (pursuant to authority delegated by the Board of Directors of the Corporation on March 17, 1993), adopted the following resolution creating a series of 4,600,000 shares of Preferred Stock of the Corporation designated as "Series E Cumulative Convertible Preferred Stock":

          Resolved: That, pursuant to the authority vested in this Executive Committee of the Board of Directors in accordance with the provisions of Part I of Article Fourth of this Company's Second Restated Certificate of Incorporation, as amended, a series of 4,600,000 shares of Preferred Stock, without par value, of the Company is hereby created and authorized, and the designation, amount and stated value of such series of Preferred Stock and the voting powers (as previously determined and authorized by the Board of Directors on March 17, 1993), preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereon, are as set forth in Exhibit A to these resolutions which, for all purposes, shall be deemed to be a part hereof; and

     SECOND: That, the following is a true and correct copy of the provisions set forth in Exhibit A to the foregoing resolution:

SECTION 1.     DESIGNATION, AMOUNT AND STATED VALUE.

     The shares of such series shall be designated as "Series E Cumulative Convertible Preferred Stock" and shall be without par value, and the number of shares constituting such series shall be 4,600,000 shares. The stated value of the Series E Cumulative Convertible Preferred Stock shall be $50.00 per share (the "Stated Value").

SECTION 2.     DIVIDENDS AND DISTRIBUTIONS.

     (A) The holders of shares of the Series E Cumulative Convertible Preferred Stock shall be entitled to receive, but only when and as declared

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by the Board of Directors of the Corporation out of funds legally available for such purpose, cumulative quarterly dividends payable in cash on the first business day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Date"), commencing on the first such day of July, 1993 (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors of the Corporation), at the annual rate of $2.875 per share and no more.
Dividends payable on the Series E Cumulative Convertible Preferred Stock for any period greater or less than a full quarterly dividend period will be computed on the basis of a 365-day year. Dividends payable on the Series E Cumulative Convertible Preferred Stock for each full quarterly dividend period will be computed by dividing the annual dividend rate of $2.875 by four (4).

     (B) Dividends shall begin to accrue on a daily basis and be cumulative (whether or not there are funds legally available therefor or dividends have been declared) on any outstanding shares of Series E Cumulative Convertible Preferred Stock from the original date of issue of shares of Series E Cumulative Convertible Preferred Stock. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series E Cumulative Convertible Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors of the Corporation shall fix a record date for the determination of holders of shares of Series E Cumulative Convertible Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

SECTION 3.     VOTING RIGHTS.

     Except as otherwise required by law or by the Corporation's
Certificate of Incorporation, as amended or restated from time to time (the "Certificate of Incorporation"), the holders of Series E Cumulative Convertible Preferred Stock shall not be entitled to vote on any matter except as follows:

     (A) The Corporation shall not, without first obtaining the consent of the holders of at least two-thirds of the shares of the Series E Cumulative Convertible Preferred Stock then outstanding, voting as a separate class, either expressed in writing or by affirmative vote at a meeting called for that purpose:

          (i) alter or change the rights, preferences or privileges of the shares of Series E Cumulative Convertible Preferred Stock or otherwise amend, alter or repeal any provision of the Certificate of Incorporation so as to adversely affect the rights, preferences or privileges of the Series E Cumulative Convertible Preferred Stock;

          (ii) increase the authorized number of shares of Series E Cumulative Convertible Preferred Stock;

          (iii) issue additional shares of its Series A Cumulative Convertible Preferred Stock;

          (iv) create any new class or series of stock, or any other securities convertible into equity securities of the Corporation, that would rank senior to the Series E Cumulative Convertible Preferred Stock as to dividends or rights upon dissolution, liquidation or

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     winding up of the Corporation; or

          (v) reclassify any class or series of stock so that such class or series ranks senior to the Series E Cumulative Convertible Preferred Stock as to dividends or rights upon dissolution, liquidation or winding up of the Corporation.

The class voting rights set forth herein are in addition to, and shall not be limited in any way by, the voting rights set forth in Article FOURTH of the Certificate of Incorporation.

     (B) If at any time dividends on any shares of the Series E Cumulative Convertible Preferred Stock shall be in arrears in an amount equal to six
(6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "Default Period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of the Series E Cumulative Convertible Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each Default Period, all holders of shares of the Series E Cumulative Convertible Preferred Stock, voting as a class, shall have the right to elect two (2) Directors to the Board of Directors of the Corporation.

     During any Default Period, such voting right of the holders of shares of the Series E Cumulative Convertible Preferred Stock may be exercised initially at a special meeting called pursuant to this Section 3 or at any annual meeting of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock of the Corporation, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of the Preferred Stock of the Corporation then outstanding shall be present in person or by proxy at any such meeting. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of the Corporation of such voting right. At any meeting at which the holders of shares of the Series E Cumulative Convertible Preferred Stock shall exercise such voting right initially during an existing Default Period, they shall have the right to elect Directors to fill such vacancies, if any, in the Board of Directors of the Corporation as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors to the Board of Directors of the Corporation. If the number of Directors which may be so elected at any special meeting does not amount to the required number, the holders of shares of the Series E Cumulative Convertible Preferred Stock shall have the right, voting as a class, to make such increase in the number of Directors as shall be necessary to permit the election by such holders of the required number. After the holders of the shares of the Series E Cumulative Convertible Preferred Stock shall have exercised their right to elect Directors in any Default Period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of shares of the Series E Cumulative Convertible Preferred Stock as herein provided or pursuant to the rights of Series B Junior Participating Preferred Stock or of any equity securities of the Corporation ranking senior to or equally with the Series E Cumulative Convertible Preferred Stock.

     During an existing Default Period, unless the holders of the Series E Cumulative Convertible Preferred Stock shall have previously exercised their right to elect Directors, the Board of Directors of the Corporation may order, or any stockholder or stockholders owning in the aggregate not

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less than ten percent (10%) of the total number of shares of the Series E
Cumulative Convertible Preferred Stock outstanding may request, the calling of a special meeting of the holders of shares of the Series E Cumulative Convertible Preferred Stock, which meeting shall thereupon be called by the Chairman of the Board, the President or Chief Executive Officer, any Executive Vice President, Senior Vice President or Vice President or the Corporate Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of shares of the Series E Cumulative Convertible Preferred Stock are entitled to vote pursuant to this Section 3 shall be given to each holder of record of shares of the Series E Cumulative Convertible Preferred Stock by mailing a copy of such notice to such holder at such holder's last address as the same appears on the books of the Corporation. Such meeting shall be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of the Series E Cumulative Convertible Preferred Stock outstanding. Notwithstanding the provisions of this Section 3, no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders of the Corporation.

     In any Default Period, the holders of Common Stock, and other classes of stock of the Corporation, if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of shares of the Series E Cumulative Convertible Preferred Stock shall have exercised their right, voting as a class, to elect two (2) Directors, after the exercise of which right (x) the Directors so elected by the holders of shares of the Series E Cumulative Convertible Preferred Stock (the "Series E Directors") shall continue in office until their successors shall have been elected by such holders or until the expiration of the Default Period, and (y) any vacancy in the office of a Series E Director may (except as provided in this Section 3) be filled pursuant to an instrument in writing executed by the remaining Series E Director and filed with the Corporation. References in this Section 3 to Directors elected by the holders of a particular class of stock shall include any Director elected by any Director to fill vacancies as provided in clause (y) of the foregoing sentence.

     Immediately upon the expiration of a Default Period, (x) the right of the holders of shares of the Series E Cumulative Convertible Preferred Stock as a class to elect Directors shall cease, (y) the term of any Series E Directors shall terminate, and (z) the number of Directors shall be such number as may be provided for in the Certificate of Incorporation or By-laws of the Corporation irrespective of any increase made pursuant to the provisions of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Certificate of Incorporation or By-laws of the Corporation). Any vacancies in the Board of Directors of the Corporation effected by the provisions of clauses (y) and (z) of the foregoing sentence may be filled by a majority of the remaining Directors.

SECTION 4.     CERTAIN RESTRICTIONS.

     (A) Whenever quarterly dividends or other distributions payable on the Series E Cumulative Convertible Preferred Stock as provided in
Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series E Cumulative Convertible Preferred Stock then outstanding shall have been paid in full, the Corporation shall not:

          (i) declare or pay dividends (other than dividends payable solely in shares of the Common Stock and/or any other class or series

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     of stock ranking junior to the Series E Cumulative Convertible
     Preferred Stock as to dividends and rights upon liquidation, dissolution or winding up of the Company or in options, warrants or rights to subscribe for or purchase any such shares) on or make any other distributions in respect of any shares of Common Stock or any other class or series of stock ranking junior to the Series E Cumulative Convertible Preferred Stock (either as to dividends or rights upon liquidation, dissolution or winding up (such Common Stock and such other class or series being herein referred to as "Junior Stock"));

          (ii) redeem or purchase or otherwise acquire for consideration any shares of Junior Stock; or

          (iii) declare or pay dividends (other than dividends payable solely in shares of Common Stock and/or any other class or series of stock ranking junior to the Series E Cumulative Convertible Preferred Stock as to dividends and rights upon liquidation, dissolution or winding up of the Company or in options, warrants or rights to subscribe for or purchase any such shares) on or make any other distribution in respect of any class or series of stock ranking equally as to dividends and rights upon liquidation, dissolution or winding up (such equally ranking stock being herein referred to as "Parity Stock") with the Series E Cumulative Convertible Preferred Stock, except dividends paid ratably on the Series E Cumulative Convertible Preferred Stock and any class or series of Parity Stock and on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all such shares are then entitled;

provided that, notwithstanding the foregoing, the Corporation may at any time redeem, purchase or otherwise acquire shares of Junior Stock in exchange for, or out of the net cash proceeds from concurrent sale of, either (i) other shares of Common Stock and/or any other class or series of stock ranking junior to the Series E Cumulative Convertible Preferred Stock as to dividends and rights upon liquidation, dissolution or winding up of the Corporation or (ii) options, warrants or rights to subscribe for or purchase any such shares.

     (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph
(A) of this Section 4, redeem, purchase or otherwise acquire such shares at such time and in such manner.

SECTION 5.     REACQUIRED SHARES.

     Shares of the Series E Cumulative Convertible Preferred Stock which have been redeemed, purchased or otherwise acquired by the Corporation shall, upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware, have the status of authorized and unissued shares of Preferred Stock, and shall be reissued only as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock the terms of which do not prohibit such reissue, and shall not be reissued as part of the Series E Cumulative Convertible Preferred Stock.

SECTION 6.     LIQUIDATION, DISSOLUTION OR WINDING UP.

     Upon any liquidation, dissolution or winding up (voluntary or

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involuntary), of the Corporation, no distribution shall be made to the holders of Common Stock or any other class or series of stock ranking junior to the Series E Cumulative Convertible Preferred Stock as to rights upon liquidation, dissolution or winding up unless, prior thereto, the holders of shares of the Series E Cumulative Convertible Preferred Stock shall have received the Stated Value plus an amount equal to accrued and unpaid dividends and distributions on such shares of the Series E Cumulative Convertible Preferred Stock, whether or not declared, to the date of such payment (the "Series E Liquidation Preference"). If, upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series E Cumulative Convertible Preferred Stock shall be insufficient to pay in full the Series E Liquidation Preference and the liquidation preference with respect to any shares of stock which rank on a parity with the Series E Cumulative Convertible Preferred Stock as to rights upon liquidation, dissolution or winding up then outstanding, then such assets, or the proceeds thereof, will be distributed among the holders of the shares of Series E Cumulative Convertible Preferred Stock and any such shares of stock which rank on a parity with the Series E Cumulative Convertible Preferred Stock as to rights upon liquidation, dissolution or winding up ratably in accordance with the respective amounts that would be payable on such shares of Series E Cumulative Convertible Preferred Stock and any such stock if all amounts payable thereon were paid in full. Neither a consolidation or merger involving the Corporation or a sale or transfer of all or substantially all of the assets of the Corporation will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

     Upon any liquidation, dissolution or winding up of the Corporation, after payment of the Series E Liquidation Preference shall have been made in full as provided in this Section 6, but not prior thereto, the Common Stock or any other class or series of stock ranking junior to the Series E Cumulative Convertible Preferred Stock as to rights upon liquidation, dissolution or winding up shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed and the Series E Cumulative Convertible Preferred Stock shall not be entitled to share therein.

     SECTION 7.     CONVERSION.

     A. Each share of Series E Cumulative Convertible Preferred Stock shall be convertible at the option of the holder thereof, at any time and from time to time, prior to the close of business on the third (3rd) day prior to the date fixed for redemption of such shares as herein provided, into fully paid and non-assessable shares of Common Stock, at the rate of that number of shares of Common Stock for each full share of Series E Cumulative Convertible Preferred Stock that is equal to $50.00 divided by the conversion price. The "conversion price" applicable per share of Common Stock shall initially be equal to $48.36 and shall be adjusted from time to time in accordance with the provisions of this Section 7, except that no adjustment shall be made unless by reason of the happening of any one or more of the events hereinafter specified, the conversion price then in effect shall be changed by 1% or more, but any adjustment of less than 1% that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, together with any adjustment or adjustments so carried forward, amounts to 1% or more. In the event of any conversion of Series E Cumulative Convertible Preferred Stock occurring after the close of business of any dividend payment record date (with respect to the Series E Cumulative Convertible Preferred Stock) and prior to the opening of
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business on the corresponding Quarterly Dividend Date, the converting holder will be entitled to receive the dividend payable on such shares on the corresponding Quarterly Dividend Date notwithstanding the conversion of such shares following such dividend payment record date and prior to such Quarterly Dividend Date. However, in such case, the shares of Series E Cumulative Convertible Preferred Stock surrendered for conversion during such period (except shares converted after the issuance of a notice of redemption pursuant to Section 8) must be accompanied by payment in immediately available funds of an amount equal to the dividend payable on such shares on such Quarterly Dividend Date. A holder of shares of Series E Cumulative Convertible Preferred Stock on a Quarterly Dividend Date who tenders any such shares for conversion on such Quarterly Dividend Date shall not be required to include payment of such amount of such dividend in connection with the surrender of such shares of Series E Cumulative Convertible Preferred Stock. Except as specifically provided in the previous two sentences, the Corporation shall make no payment, adjustment or allowance on account of dividends accrued or in arrears on the Series E Cumulative Convertible Preferred Stock surrendered for conversion.

     B. To effect the conversion of shares of Series E Cumulative Convertible Preferred Stock into Common Stock, the holder thereof shall surrender the certificate or certificates for such Series E Cumulative Convertible Preferred Stock (together with any payment required by Section 7A) at the principal office of the Corporation in Long Grove, Illinois, or at the office of any transfer agent duly appointed by the Board of Directors of the Corporation, which certificate or certificates, if the Corporation shall so request, shall be duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank, and shall give written notice to the Corporation at any of said offices that the holder elects so to convert said Series E Cumulative Convertible Preferred Stock, and shall state in writing therein the name or names in which the holder wishes the certificate or certificates for Common Stock to be issued.

     The Corporation will as soon as practicable after such deposit of certificates for Series E Cumulative Convertible Preferred Stock accompanied by the written notice and the statement above prescribed (and any payment required by Section 7A), issue and deliver at the principal office of the Corporation in Long Grove, Illinois, or at the office of any transfer agent appointed as aforesaid, to the person for whose account such Series E Cumulative Convertible Preferred Stock was so surrendered, or to such holder's nominee or nominees, certificates for the number of full shares of Common Stock to which such holder shall be entitled as aforesaid, together with a cash adjustment for any fraction of a share as hereinafter stated, if not evenly convertible. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series E Cumulative Convertible Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock issuable upon conversion of such Series E Cumulative Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date. The Corporation shall not be required to convert, and no surrender of Series E Cumulative Convertible Preferred Stock shall be effective for that purpose, while the stock transfer books of the Corporation are closed for any purpose; but the surrender of Series E Cumulative Convertible Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such Series E Cumulative Convertible Preferred Stock was surrendered, and at the conversion rate in effect at the date of such

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surrender.

     C. The conversion price or rate for the Series E Cumulative Convertible Preferred Stock shall be subject to adjustment from time to time as follows:

          (1) In case the Corporation shall at any time pay a dividend on its Common Stock in Common Stock, subdivide its outstanding shares of Common Stock into a larger number of shares or combine its outstanding shares of Common Stock into a smaller number of shares, the conversion price in effect immediately prior thereto shall be adjusted by multiplying the conversion price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock outstanding prior to the happening of such event and the denominator of which shall be equal to the number of shares of Common Stock outstanding immediately after giving effect to such event. An adjustment made pursuant to this subparagraph C(1) shall become effective retroactively to the record date in the case of a dividend and shall become effective on the effective date in the case of a subdivision or combination.

          (2) In case the Corporation shall issue rights or warrants to all holders of shares of Common Stock for the purpose of entitling them (for a period not exceeding 45 days from the date of issuance) to subscribe for or purchase shares of Common Stock at a price per share less than the average market price per share (determined as provided below) of the Common Stock on the record date for the determination of the stockholders entitled to receive such rights or warrants, then in each such case unless the holders of shares of the Series E Cumulative Convertible Preferred Stock shall be permitted to subscribe for or purchase shares of Common Stock on the same basis as though such shares of Series E Cumulative Convertible Preferred Stock had been converted into shares of Common Stock immediately prior to such record date, the number of shares of Common Stock into which each share of the Series E Cumulative Convertible Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which each share of Series E Cumulative Convertible Preferred Stock was convertible on the day immediately preceding such record date by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such record date and the number of additional shares of Common Stock so offered for subscription or purchase, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date and the number of shares of Common Stock which the aggregate offering price of the total number of shares so offered would purchase at such average market price. Such adjustment shall become effective retroactively immediately after such record date.
     For purpose of any computation under this subparagraph 2, the average market price per share of Common Stock on any date shall be the average of the current market price for each of the 30 consecutive trading days ("Trading Days") commencing 45 Trading Days before the date in question. The "current market price" of publicly traded shares of Common Stock for any day shall mean the last reported sales price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange or, if such security is not listed or admitted for trading on the New York Stock Exchange, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any New York Stock Exchange member firm regularly making a market in such security selected for such purpose by the Board of Directors.

          (3) In case the Corporation shall distribute to the holders of Common Stock any assets (other than any dividend payable solely in cash), any rights to subscribe for (other than those referred to in subparagraph C(2) above) or any evidence of indebtedness or other securities of the Corporation (other than Common Stock), then in each such case the number of shares of Common Stock into which each share of Series E Cumulative Convertible Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which each share of Series E Cumulative Convertible Preferred Stock was theretofore convertible on the day immediately preceding the record date for the determination of the stockholders entitled to receive such distribution by a fraction, the numerator of which shall be the average of the current market price per share of the Common Stock for the five Trading Days immediately preceding such record date and the denominator of which shall be such average of the current market price for the five Trading Days immediately preceding such record date less the then fair market value (as determined in a resolution adopted by the Board, which shall be conclusive evidence of such fair market value) of the portion of the assets or evidence of indebtedness or securities so distributed or of such subscription rights applicable to one share of Common Stock. Such adjustment shall become effective retroactively immediately after the record date.

          (4) In case the Corporation shall pay or make a dividend or other distribution on its Common Stock of Excess Cash, the conversion price shall be reduced so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the effectiveness of the conversion price reduction contemplated by this subparagraph (4) by a fraction, the numerator of which shall be the current market price of the Common Stock immediately preceding the declaration date of such dividend or distribution minus the amount of Excess Cash (applicable to one outstanding share of Common Stock as of such declaration date) and the denominator shall be such current market price of Common Stock, such reduction to become effective immediately prior to the opening of business on the day following the date of such distribution, provided that no such adjustment shall be made if such dividend or distribution is not paid. "Excess Cash" shall mean any dividend or distribution (excluding, in all events, any dividend or distribution described in subparagraph (3) above) consisting exclusively of cash and declared with respect to Common Stock to the extent such dividend or distribution when added to all other dividends or distributions on Common Stock consisting exclusively of cash and made during the immediately preceding twelve months (applicable to one outstanding share of Common Stock), exceeds 15% of the current market price of the Common Stock immediately preceding the date of declaration of such dividend or distribution.

          (5) In case the Corporation (or any subsidiary) shall consummate an Excess Tender Offer, the conversion price shall be reduced so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the effectiveness of the conversion price reduction contemplated by this subparagraph (5) by a fraction, the numerator of which shall be the product of (i) the current market price of the Common Stock immediately preceding the first public announcement by the Corporation announcing such Excess Tender Offer multiplied by (ii) the then outstanding number of shares of Common Stock, which product shall be reduced by the cash consideration paid in connection with such Excess Tender Offer and the denominator of which shall be the product of (a) such current market price of Common Stock multiplied by (b) the difference between (x) then outstanding shares of Common Stock minus the (y) number of shares of Common Stock repurchased in such Excess Tender Offer, such reduction to become effective immediately prior to the opening of business on the day following the date of the expiration of such Excess Tender Offer, provided, that no such adjustment shall be made to the extent such Excess Tender Offer has not been consummated. "Excess Tender Offer" shall mean any publicly announced all cash tender offer by the Corporation (or any subsidiary) for shares of Common Stock (other than odd lot tenders) to the extent that the cash amounts paid by the Corporation (or any subsidiary) in connection therewith, when added to all other cash paid by the Corporation (or any subsidiary) in connection with any other publicly announced cash tender offer for shares of Common Stock (other than odd lot tenders) expiring during the immediately preceding twelve months and for which no other adjustment hereunder has been made, exceeds 15% of the product of the number of shares of outstanding Common Stock multiplied by the current market price of Common Stock determined as of the day immediately preceding the date of the first public announcement by the Corporation of the Excess Tender Offer.

          (6) The Corporation from time to time (by action of the Board of Directors) may reduce the conversion price by any amount for any period of time if the period is at least twenty days, the reduction is irrevocable during the period and the Board of Directors of the Corporation shall have made a determination that such reduction would be in the best interest of the Corporation, which determination shall be conclusive. Whenever the conversion price is reduced pursuant to this preceding sentence, the Corporation shall mail to holders of record of the Series E Cumulative Convertible Preferred Stock a notice of the reduction at least fifteen days prior to the date the reduced conversion price takes effect, and such notice shall state the reduced conversion price and the period it will be in effect.

          (7) Whenever the conversion price or rate is adjusted, as herein provided, the Corporation shall forthwith file with any transfer agents for the Series E Cumulative Convertible Preferred Stock appointed as aforesaid a certificate signed by the President or one of the Vice-Presidents or the General Counsel of the Corporation and by its Treasurer or an Assistant Treasurer, stating the adjusted conversion price determined as provided in this Section 7. Such certificate shall show in detail the facts requiring such adjustment. Whenever the conversion price or rate is adjusted, the Corporation shall forthwith cause a notice stating the adjustment and the conversion price to be mailed to the respective holders of record of Series E Cumulative Convertible Preferred Stock. Such transfer agents shall be under no duty to make any inquiry or investigation as to the statements contained in any such certificate or as to the manner in which any computation was made, but may accept such certificate as conclusive evidence of the statements therein contained, and each transfer agent shall be fully protected with respect to any and all acts done or action taken or suffered by it in reliance thereon. No transfer agent in its capacity as transfer agent shall be deemed to have any knowledge with respect to any change of capital structure of the Corporation unless and until it receives a notice thereof pursuant to the provisions of this subparagraph (7) and in default of any such notice each transfer agent may conclusively assume that there has been no such change.

     D. In the event of any capital reorganization or any reclassification of the capital stock of the Corporation or in the event of the consolidation or merger of the Corporation with another corporation or in the event of any sale or conveyance of all or substantially all of the property of Corporation, each share of Series E Cumulative Convertible Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property receivable upon such capital reorganization, reclassification of capital stock, consolidation, merger, sale or conveyance, as the case may be, by a holder of the number of shares of Common Stock into which such share of Series E Cumulative Convertible Preferred Stock was convertible immediately prior to such capital reorganization, reclassification of capital stock, consolidation, merger, sale or conveyance; and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to rights and interests thereafter of the holders of the Series E Cumulative Convertible Preferred Stock, to the end that the provisions set forth herein (including the specified changes in and other adjustments of the conversion price) shall thereafter be applicable, as near as reasonably may be, in relation to any shares of stock or other securities or other property thereafter deliverable upon the conversion of the Series E Cumulative Convertible Preferred Stock.

     E. The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, solely for the purpose of effecting conversion of the Series E Cumulative Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series E Cumulative Convertible Preferred Stock not theretofore converted. The Corporation covenants that any shares of Common Stock issued or delivered upon conversion of the Series E Cumulative Convertible Preferred Stock shall be validly issued, fully paid and non-assessable. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, endeavor in good faith to increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining which are authorized but not outstanding shall not be sufficient to permit the conversion of all the then outstanding Series E Cumulative Convertible Preferred Stock.

     F. No fractions of shares of Common Stock are to be issued upon conversion, but in lieu thereof the Corporation will pay therefor in cash based on the current market price of the Common Stock on the Trading Day next preceding the day of conversion.

     G. The Corporation will pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series E Cumulative Convertible Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock in a name other than that in which the Series E Cumulative Convertible Preferred Stock so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation, that such tax has been paid.

SECTION 8.     REDEMPTION.

     A. The Series E Cumulative Convertible Preferred Stock shall not be redeemable by the Corporation prior to May 1, 1996. On or after May 1, 1996, the Corporation, at its option, may redeem the shares of Series E Cumulative Convertible Preferred Stock, in whole or in part, as set forth herein, subject to the provisions described below.

     B. The Series E Cumulative Convertible Preferred Stock may be redeemed, in whole or in part, at the option of the Corporation, at any time after May 1, 1996, only if for any 20 Trading Days within any period of 30 consecutive Trading Days, including the last Trading Day of such period, the current market price of the Common Stock on each of such 20 Trading Days exceeds 125% of the conversion price in effect on such Trading Day. In order to exercise its redemption option, the Corporation must issue a press release announcing the redemption (the "Press Release") prior to the opening of trading on the New York Stock Exchange on the second Trading Day after the 30-day period during which the condition in the preceding sentence has been met. The Corporation may not issue a Press Release prior to May 1, 1996. The Press Release shall announce the redemption and set forth the number of shares of Series E Cumulative Convertible Preferred Stock which the Corporation intends to redeem. The Call Date (defined below) shall be selected by the Corporation, shall be specified in the notice to holders under paragraph E in this Section 8 and shall not be less than 30 days or more than 60 days after the date on which the Corporation issues the Press Release.

     C. Upon redemption of Series E Cumulative Convertible Preferred Stock by the Corporation on the date specified in the notice to holders required under paragraph E of this Section 8 (the "Call Date"), each share of Series E Cumulative Convertible Preferred Stock so redeemed shall be converted into a number of shares of Common Stock equal to the Stated Value of the shares of Series E Cumulative Convertible Preferred Stock being redeemed divided by the conversion price as of the opening of business on the Call Date. Upon any redemption of Series E Cumulative Convertible Preferred Stock, the Corporation shall pay any accrued and unpaid dividends through the Call Date, provided that, in the case of a Call Date falling after a dividend payment record date and on or prior to the related Quarterly Dividend Date, the holders of the Series E Cumulative Convertible Preferred Stock at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding Quarterly Dividend Date.

     D. If full cumulative dividends on the Series E Cumulative Convertible Preferred Stock and any other class or series of stock of the Corporation ranking, as to dividends and amounts distributable on liquidation, dissolution or winding up, on a parity with the Series E Cumulative Convertible Preferred Stock have not been paid or declared and set apart for payment, the Series E Cumulative Convertible Preferred Stock may not be redeemed in part and the Corporation may not purchase or acquire shares of Series E Cumulative Convertible Preferred Stock, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series E Cumulative Convertible Preferred Stock.

     E. If the Corporation shall redeem shares of Series E Cumulative Convertible Preferred Stock pursuant to this Section 8, notice of such redemption shall be given not more than four business days after the date on which the Corporation issues the Press Release, to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the records of the Corporation, or by publication in The Wall Street Journal or The New York Times, or if neither such newspaper is then being published, any other daily newspaper of national circulation. If the Corporation elects to provide such notice by publication, it shall also promptly mail notice of such redemption to the holders of the Series E Cumulative Convertible Preferred Stock to be redeemed. Neither the failure to mail any notice required by this paragraph E, nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed or published notice shall state, as appropriate: (1) the Call Date; (2) the number of shares of Series E Cumulative Convertible Preferred Stock to be redeemed, and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) assuming no change in the conversion price prior to the Call Date, the number of shares of Common Stock to be issued with respect to each share of Series E Cumulative Convertible Preferred Stock; (4) the place or places at which certificates for such shares are to be surrendered for certificates representing shares of Common Stock; (5) the then current conversion price; and (6) that dividends on the shares to be redeemed shall cease to accrue on such Call Date. (In the event of any change in the conversion price after the date of such notice, the Corporation shall promptly provide a supplemental notice to each holder of record of the shares to be redeemed (in the manner described hereinabove in this paragraph E) describing such new conversion price and the new number of shares of Common Stock to be issued with respect to each share of Series E Cumulative Convertible Preferred Stock). Notice having been published or mailed as aforesaid, from and after the Call Date (unless the Corporation shall have failed to make available a number of shares of Common Stock or amount of cash necessary to effect such redemption), (i) dividends on shares of the Series E Cumulative Convertible Preferred Stock so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series E Cumulative Convertible Preferred Stock of the Corporation shall cease (except the rights to receive the shares of Common Stock and cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Corporation's obligation to provide shares of Common Stock and cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has an office in the Borough of Manhattan, City of New York, and that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, shares of Common Stock and any cash necessary for such redemption, in trust, with irrevocable instructions that such shares of Common Stock and cash be applied to the redemption of the shares of Series E Cumulative Convertible Preferred Stock so called for redemption (subject to the Corporation's continuing obligation to deliver additional shares of Common Stock or cash in the event of any change in the conversion price occurring after such deposit but prior to the determination of the conversion price as of the opening of business on the Call Date). At the close of business on the Call Date, each holder of Series E Cumulative Convertible Preferred Stock to be redeemed (unless the Corporation defaults in the delivery of the shares of Common Stock or cash payable on such Call Date) shall be deemed to be the record holder of the number of shares of Common Stock into which such Series E Cumulative Convertible Preferred Stock is to be redeemed, regardless of whether such holder has surrendered the certificates representing the Series E Cumulative Convertible Preferred Stock. No interest shall accrue for the benefit of the holders of Series E Cumulative Convertible Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

     As promptly as practicable after the surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be exchanged for certificates of shares of Common Stock and any cash (without interest thereon) for which such shares have been redeemed. If fewer than all the outstanding shares of Series E Cumulative Convertible Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Series E Cumulative Convertible Preferred Stock not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Corporation in its sole discretion to be equitable. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

     F. No fractional shares representing fractions of shares of Common Stock shall be issued upon redemption of the Series E Cumulative Convertible Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the redemption of a share of Series E Cumulative Convertible Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash (computed to the nearest cent) based upon the current market price of Common Stock on the Trading Day immediately preceding the Call Date. If more than one share shall be surrendered for redemption at one time by the same holder, the number of full shares of Common Stock issuable upon redemption thereof shall be computed on the basis of the aggregate number of shares of Series E Cumulative Convertible Preferred Stock surrendered.

     G. The Corporation covenants that any shares of Common Stock issued or delivered upon redemption of the Series E Cumulative Convertible Preferred Stock shall be validly issued, fully paid and non-assessable.

SECTION 9.     RANKING.

     The Series E Cumulative Convertible Preferred Stock shall rank on a parity with the Series A Cumulative Convertible Preferred Stock and with the Series C Cumulative Preferred Stock and senior to the Series B Junior Participating Preferred Stock as to dividends and rights upon liquidation, dissolution or winding up of the Corporation, unless the terms of any such series shall provide that such series ranks junior to the Series E Cumulative Convertible Preferred Stock as to dividends and rights upon liquidation, dissolution or winding up of the Corporation.

SECTION 10.    LISTING OF COMMON STOCK.

     If and so long as Common Stock is listed on the New York Stock Exchange (or on any other exchange or market on which the Common Stock is listed or quoted for trading), the Corporation shall cause any and all shares of Common Stock issued in connection with any conversion or redemption of the Series E Cumulative Convertible Preferred Stock to be listed on The New York Stock Exchange (or such other exchange or market on which the Common Stock is listed or quoted for trading).

     IN WITNESS WHEREOF, this Certificate of Designations, Preferences and Rights of Series E Cumulative Convertible Preferred Stock has been executed as of April 27, 1993, on behalf of Kemper Corporation by the Chairman of the Board and Chief Executive Officer of the Corporation and attested by the General Counsel and Corporate Secretary of the Corporation, who do hereby affirm, under penalties of perjury, that the foregoing Certificate is the act and deed of the Corporation and that the facts stated therein are true.

                         KEMPER CORPORATION



                         By /s/ David B. Mathis
                         David B. Mathis
                         Chairman of the Board and
                         Chief Executive Officer

Attest:



/s/Kathleen A. Gallichio
Kathleen A. Gallichio
General Counsel and
Corporate Secretary